Exhibit 10.5

License and Business Development Agreement

Mexico

This License and Business Development Agreement (hereinafter the “Agreement”) is entered into as of February 13, 2018 between Pedro Lichtinger Waisman, Isaac Lichtinger Waisman and Victor Lichtinger Waisman (collectively, the “Lichtinger Group”) and BAM Agricultural Solutions, Inc., a Florida corporation, with a principal business office at 190 NW Spanish River Blvd, Boca Raton, FL 33431 (“BAM”). The Lichtinger Group and BAM shall be individually referred to as “Party” and collectively referred to as “Parties.”

Recitals

WHEREAS BAM has developed its own line of agricultural products and nutrients specific to enhancing growth and other characteristics of multiple agricultural crops, BAM-FX or “Product” and has other agricultural products in product development under various brand names, “New Products” (except where expressly provided, "Product" and "New Products" are referred to collectively herein as the "Product Lines" or "Products," as these terms are more fully defined in Section 1(a) below), and now desires to introduce its brands and Product Lines into the Mexican market;

WHEREAS the Lichtinger Group through its existing relationships has knowledge and expertise to approach and maximize market penetration in the Mexican market, as well as in formulating, manufacturing, packaging, distributing and overseeing production and sales across multiple crops, given the right to sub license and distribute the BAM Product Lines to producers and other entities involved in agricultural markets in Mexico;

WHEREAS, in exchange for the exclusive rights to distribute the Product Lines in Mexico, the Lichtinger Group desires to distribute BAM’s Product Lines and to promote BAM brands, and as other brand names are introduced into the Mexican markets, a "white label" brand;

WHEREAS, in addition to Consideration included elsewhere in this Agreement, the Lichtinger Group will form a Mexican Company (“TBD”) and will grant BAM a 20% equity ownership interest therein, which the Lichtinger Group will capitalize with up to USD 500,000, as needed and without any corresponding capital contribution from BAM; if capital requirements exceed the USD 500,000, BAM will have the right to avoid dilution and participate in the capital raise with up to 20% of the amount being raised;

WHEREAS the Lichtinger Group and BAM agree to enter into this Agreement for the exclusive rights to market, sell, develop, produce, package, and distribute the Product Lines within Mexico.

TBD Initials: ____ ____ ____	BAM Initials: ____

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained on the part of each of the Parties hereto to be kept, observed and performed, and for such other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.     License. Within Mexico, BAM hereby licenses TBD to import, package and distribute product lines (as listed in Exhibit A, attached hereto and hereby incorporated by reference into this Agreement, and hereinafter referred to as “Product Lines”) on an exclusive basis during the Term of the Agreement. Product Lines includes any future improvements, adaptations or new versions of the same or new products that operate as a successor of, alternative to, or competitor to the Product Lines. Subject to the confidentiality obligations of Section 18 the Intellectual Property Rights, as defined in Section 8, BAM further grants TBD an exclusive license in Mexico for the “Term” of the Agreement, to any the Intellectual Property Rights, excluding internet domain names. The manufacturing license and the product information related to manufacturing shall not commence until the manufacturing license is granted pursuant to Section 14; however TBD is granted manufacturing rights to modify the presentation of the product or dilute the product. TBD may register and contract with other distributors in Mexico. Any obligations arising from agreements with other distributors engaged by TBD shall be the obligation of TBD. TBD shall ensure BAM that any sub-distributor shall at all times comply with the laws of Mexico and the FCPA (as set forth in Section 9) and shall exercise best practices in the conduct of its business as a sub-distributor. TBD has the right to sell Product to producers and other third parties, including corporations, government entities, cooperatives, and other entities involved in agricultural practices, as necessitated by crop, in accordance with the market structure and strategy for that crop.

2.     Exclusivity. TBD shall maintain the exclusive rights pursuant to this Agreement within Mexico conditioned upon (i) the satisfaction of the following revenue targets: (1) US $2 million of revenues within the third anniversary following successful completion of local trials with government institutions and/or academic centers in avocados and strawberries; (2) US $3 million of revenues within the fifth anniversary following successful completion of local trials with government institutions and/or academic centers in avocados and strawberries; and (3) US $5 million of revenues within the tenth anniversary following successful completion of local trials with government institutions and/or academic centers in avocados and strawberries and (ii) the expansion of the business to add two additional target crops per year for each of the five years following successful completion of local trials with government institutions and/or academic centers in avocados and strawberries. The expansion of business to additional target crops per year shall be limited only by the number of crops in Mexico to which producers and TBD would each realize a financial return that justifies the Product purchase. If TBD loses exclusive rights as set forth herein, BAM shall have the right to engage other non-exclusive distributors within Mexico. Contingent upon the exclusivity of TBD, BAM agrees to transfer to TBD any inquiries relating to BAM agricultural applications in Mexico and provide notice of TBD’s exclusive rights to Mexico to all distributors of Product Lines in the U.S. that could be destined for Mexico. In the event TBD loses exclusive rights as set forth herein, TBD may terminate this Agreement without cause upon sixty (60) days' written notice.

3.     Milestone Payments. TBD shall make the following payments to BAM in addition to any funds owed to BAM for purchasing Product Lines: (i) US $100,000 within three (3) business days of the execution of this Agreement, such payment to be applied toward purchase of common shares of Zero Gravity Solutions, Inc., a Nevada company, at its private placement at a $3/share price per common share as of the date of execution of this Agreement (this payment shall be made by the Lichtinger Group on behalf of TBD and will be credited toward the initial capital requirements of US $500,000); (ii) US $75,000 within ten (10) days of successful completion of government/ academic trials in avocadoes as outlined in Section 11(d); (iii) US $75,000 within ten (10) days of successful completion of government/ academic trials in strawberries as outlined in Section 11(d); (iv) US $75,000 within ten (10) days of successful completion of government/ academic trials in the second round of government/ academic trials on the first of two crops, as outlined in Section 11(d); (v) US $75,000 within ten (10) days of successful completion of government/ academic trials in the second round of government/ academic trials on the second of two crops, as outlined in Section 11(d); (vi) US $100,000 within ten (10) days of reaching US $2 million in revenues; and (vii) US $500,000 within ten (10) days of reaching US $5 million in revenues. The revenue hurdles shall be confirmed via an end of applicable quarter audit in compliance with accounting practices, to be completed no later than sixty (60) days following the end of each such applicable quarter.

TBD Initials: ____ ____ ____	BAM Initials: ____

4.     Pricing. Product shall be priced at US $65 per gallon in gallon containers FOB destination; subject to change annually based upon proven cost structure changes computed in accordance with US generally accepted accounting principles and subject to decrease, on a proportionate basis, for the introduction of a 250 gallon container, a concentrate powder, or for titration requirements, if any, to conform Product as non-hazardous for labeling and handling purposes. Notwithstanding the foregoing, Pricing shall be subject to reduction pursuant to Paragraph 5. BAM and TBD agree that a shared long-term vision for both BAM and TBD, is to offer Product at a cost that provides adequate return on investment both to producers in commercial crops and to each of TBD and BAM. Both parties agree to engage collaboratively in this effort.

5.     Delivery. Subject to Section 11(a) below, delivery shall constitute acceptance of the Products by TBD. BAM shall deliver Products to TBD initially in gallon containers, or in 250 (two hundred and fifty) gallon totes or in a powder concentrate as soon as available. TBD may request Products in other sized containers and quantities to meet local requirements in Mexico, Conformed Product. BAM may, in its sole discretion, deliver conformed Product to meet TBD’s requirements. Should BAM choose not to provide Conform Product, TBD may undertake such actions to conform Product. Evidence of the cost of conforming Product shall be provided to BAM to reduce Pricing in an amount equal to the cost of conforming Product.

6.     Payment. Pursuant to an executed contract between the Parties for the shipment of Product to TBD for sale of Product in Mexico (a “Purchase Order”), TBD will pay in accordance with standard agricultural payment practices in Mexico, the terms of four (4) months. TBD will submit firm purchase orders three months in advance of the expected Product delivery date and BAM will have the right to accept or decline the order. If the order is declined, the Parties will negotiate mutually agreeable financial terms to avoid Product delivery interruption. BAM agrees to exercise its best efforts to fulfill TBD's orders for Products, understanding that TBD's ability to perform under this Agreement is materially dependent on BAM's supply commitment.

TBD Initials: ____ ____ ____	BAM Initials: ____

7.     Protocols. BAM has developed protocols regarding the manner in which Product is applied to different crops, encompassing the concentration, dosage, frequency and manner of application (the “Protocols”), which are anticipated to change from time to time. BAM shall communicate to TBD its recommended Protocols. The Parties agree that protocols maximizing Product performance are specific to crop and local agricultural environmental conditions. The Parties understand that TBD will develop Protocol(s) reflecting the specific needs and working practices in Mexico. TBD agrees that it shall instruct and sufficiently train all of its representatives, employees and customers such that all applications performed by TBD are performed in strict compliance with applicable Protocols either provided by BAM or developed by TBD. TBD understands that the failure to follow Protocols could result in damage to crops and the reputation of BAM, TBD and/or the Products. BAM agrees to keep TBD informed on BAM technical product development to provide revised technical product information to TBD.

8.     Intellectual Property and Materials.     BAM owns and shall own any all intellectual property and industrial property rights comprising or relating to/of the following: (a) patents; (b) trademarks; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) trade secrets; and (f) all other intellectual property and industrial property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world (collectively, the “Intellectual Property Rights”). The Intellectual Property Rights include any intellectual property rights of BAM’s affiliates or Zero Gravity Solutions, Inc. that are required for or related to the manufacture, production, use or distribution of the Product Lines. TBD shall not infringe upon any of BAM’s Intellectual Property Rights. TBD shall comply with BAM’s TBD Online Marketing Policy, as it may be updated from time to time. At reasonable request of TBD, BAM will furnish TBD with such information and data, as TBD deems necessary in connection with the sales and distribution of the Products. All materials provided by BAM in relation to the Products (hereinafter the “Materials”) shall remain the property of BAM. All Materials provided by BAM that are in TBD’s possession or control at termination or expiration of this Agreement shall be immediately returned to BAM at BAM’s cost or disposed of by TBD. BAM hereby grants TBD a royalty-free right to reproduce, translate, summarize or otherwise use all or part of the Materials provided by BAM hereunder for the sole purposes of developing Product protocols, developing the Mexico market for Product, branding, private labeling and selling and distributing the Products pursuant to this Agreement.

The Parties shall jointly own any intellectual property arising from collaborative efforts pursuant to this Agreement. TBD will own the right to intellectual property developed in Mexico e.g., inventions, protocols, clinical trial results, methodologies, and will grant exclusive rights to BAM to practice those intellectual property rights in the rest of the world (other than Mexico). Brands or brand names specifically developed for agricultural markets in Mexico by TBD will remain the sole property of TBD.

TBD Initials: ____ ____ ____	BAM Initials: ____

9.       Foreign Corrupt Practices Act. TBD agrees to operate in strict compliance with the Foreign Corrupt Practices Act, as amended (FCPA). This is a material terms of this Agreement.

10.     Termination.

(a)     Termination for Cause. A Party may terminate this Agreement without notice if the other Party materially breaches this Agreement and the breach is not cured within sixty (60) business days of notice to the other Party of the breach; provided, however, that if such breach cannot be cured within such sixty (60) day period but (i) the breach is capable of cure, (ii) the breaching Party commences to effect a cure within such sixty (60) day period and (iii) the breaching Party diligently pursues such cure, then such Party will have so much time as is reasonably necessary to cure such default (but in no event more than six (6) months from the date of the notice of original notice of such breach). Without limiting the generality of the foregoing, the following may constitute a breach of this Agreement:

(i)	any failure of a Party or any employee or agent of the Party to comply with a material term of this Agreement;

(ii)	a failure of TBD to deliver a timely Milestone Payment; or

(iii)	any change of control which violates Section 13 of this Agreement; or

(iv)	any breach of a warranty or representation made under this Agreement; or

(v)

a petition for bankruptcy, corporate reorganization, civil reorganization, corporate composition, special liquidation or any other bankruptcy procedures being filed or any of such procedures being commenced.

b.      Obligations upon Termination. TBD shall remain obligated to pay to BAM any amount outstanding for Orders received prior to termination pursuant to the terms of Section 6, if this Agreement is terminated.

TBD Initials: ____ ____ ____	BAM Initials: ____

11.      Indemnification, Representations, and Warranties.

(a)     BAM’s Warranty. BAM represents and warrants to TBD: (i) the Products will meet the specifications issued by BAM and provided to TBD prior to the Effective Date, and which BAM agrees not to materially modify without TBD's prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed); (ii) the Products will be free from any defects in design, material, and workmanship; (iii) BAM has the full right, power and capacity to execute, deliver and perform this Agreement (including the rights granted in Section 1) and all corporate action necessary to authorize the execution, delivery and performance by BAM of this Agreement has been duly taken; (iv) the execution, delivery and performance by BAM of this Agreement will not violate, conflict with, or constitute a default under BAM’s charter or other incorporation documents or terms and provisions of any material agreement, license, trust, indenture, mortgage, instrument or restriction to which BAM is a party or by judgment, decree, order, writ or injunction applicable to BAM or any of its assets or property; and (v) the Products as well as the sale, distribution or any other use thereof will be free from any claim of infringement of patent or any other intellectual property right of any third party. Any other condition or warranty as to the quality of the Products shall be agreed between the Parties in writing. If any Products do not meet the specifications and are rejected by TBD or Customer after those Products were delivered to TBD or Customer, TBD shall give a written notice of rejection to BAM. Then BAM, after giving its approval and shipping instructions, shall replace those Products at BAM’s expense, or credit to TBD the purchase price for those Products and any other incidental costs which may include proven freight insurance, storage and importation costs.

(b)     BAM’s Indemnification. Subject to BAM’s obligation to mitigate losses, timely notify TBD of claims (no later than 45 days of notice), and discuss counsel selection with TBD (as provided below), BAM agrees to indemnify, protect, hold harmless and defend TBD and its officers, directors, shareholders, agents, and employees from and against any and all reasonable claims, suits, loss, liability, expense and damage, including costs of suit and reasonable attorneys’ fees, arising from any claim in connection with or arising out of related to the (i) any failure of BAM or any employee of BAM to comply with the terms of this Agreement; (ii) any breach of a warranty or representation made by BAM under this Agreement; (iii) the nature of the Products or BAM’s negligence with regard to any problems or deficiencies arising in respect of or relating to the Products; or (iv) any negligent, intentional, or fraudulent act of BAM or any employee of BAM. In no event will BAM be liable or responsible or indemnify TBD or its indemnities for any acts or omissions by TBD or TBD's indemnitees. In addition, if a claim for which BAM is obligated to provide indemnification is made, TBD shall be entitled to defense by counsel of TBD’s choice, to be paid for by BAM upon presentation of reasonable legal bills or requests for retainer. With respect to selection of counsel, TBD agrees to consult with BAM in advance regarding selection of counsel and to consider in good faith the recommendations of and considerations raised by BAM (e.g., opportunities for joint representation).

BAM agrees to transfer to TBD any inquiries relating to BAM agricultural applications in Mexico and to assure that no distributor or third party will acquire BAM products in the US (or any other territory) that are destined for Mexico or incorporated into another product that is destined to Mexico without TBD’s prior approval.

TBD Initials: ____ ____ ____	BAM Initials: ____

(c)     TBD Warranty. TBD represents and warrants to BAM: (i) TBD is incorporated and in good standing under the laws of its state or place of incorporation and is qualified to do business in the states where it conducts its business; (ii) TBD has full right, power and capacity to execute, deliver and perform this Agreement and all corporate action necessary to authorize the execution, delivery and performance by TBD of this Agreement has been duly taken; (iii) this Agreement constitutes a valid and binding agreement of TBD; (iv) the execution, delivery and performance by TBD of this Agreement will not violate, conflict with, or constitute a default under TBD’s charter or other incorporating documents or terms and provisions of any material agreement, license, trust, indenture, mortgage, instrument or restriction to which TBD is a party or by judgment, decree, order, writ or injunction applicable to TBD or any of its assets or property; and (v) if and as may be required by applicable law, TBD is, and all applicable employees and agents of TBD are, licensed to distribute and sell Product Lines as defined within this Agreement.

(d)     TBD’s Undertaking. TBD undertakes unto and in favor of BAM that it shall: (i) use commercially reasonable efforts to promote and extend sales of the Products within Mexico to potential Customers; (ii) not sell Products directly or indirectly outside of Mexico; (iii) refer all inquiries relating to the Products outside Mexico received by TBD to BAM; and (iv) safeguard BAM’s Intellectual Property Rights (except that BAM will be responsible for the filing and maintenance of any present and future BAM IP). With respect to the avocado and strawberry markets, TBD shall commission scientific academic and/ or governmental local trials for both with the intent of producing published results. Within two years of the execution date of this Agreement, TBD shall commission at least two additional scientific academic and/ or governmental local trials for at least two different crops (other than avocado and strawberry) with the intent of producing published results.

(e)     TBD’s Indemnification. Subject to TBD’s obligation to mitigate losses, timely notify BAM of claims (no later than 45 days of notice), and discuss counsel selection with BAM (as provided below), TBD agrees to indemnify, protect, hold harmless and defend BAM and its officers, directors, shareholders, agents, and employees from and against any and all claims, suits, loss, liability, expense and damage, including costs of suit and reasonable attorneys’ fees, arising from any claim in connection with or arising out of or related to (i) any failure of TBD or any employee or agent of TBD to comply with the terms of this Agreement; (ii) any breach of a warranty or representation made by TBD under this Agreement; (iii) any representation made by TBD or any employee or representative of TBD to a third party that is specifically prohibited under the terms of this Agreement; or (iv) any negligent, intentional, or fraudulent act of TBD or any employee or broker of TBD. In no event will TBD be liable or responsible or indemnify BAM or its indemnities for any acts or omissions by BAM or BAM's indemnitees. In addition, if a claim for which TBD is obligated to provide indemnification is made, BAM shall be entitled to defense by counsel of BAM’s choice, to be paid for by TBD upon presentation of reasonable legal bills or requests for retainer. With respect to selection of counsel, BAM agrees to consult with TBD in advance regarding selection of counsel and to consider in good faith the recommendations of and considerations raised by TBD (e.g., opportunities for joint representation).

(f)     Impediments. The Parties respectively represent and warrant that they have the final right, power and authority to enter into this Agreement and to perform all obligations, that they are under no legal impediment which would prevent their entering into and performing this Agreement, and that they are financially capable of performing their obligations.

TBD Initials: ____ ____ ____	BAM Initials: ____

12.       Specific Performance. In the event of any action by a Party that in the other Party’s reasonable discretion creates an actual or threatened breach of this Agreement, the other Party’s remedies may include specific performance (in the Court's discretion) in addition to any and all remedies at law or in equity.

13.       Change of Control. No change of control of TBD shall be allowed absent the consent of BAM, which shall not be withheld unless BAM has formed a reasonable fear that the acquiring entity would cause an adverse impact upon the reputation of BAM’s parent, as a public company.

14.       Bankruptcy of BAM. Upon the bankruptcy or insolvency of BAM under which BAM is unable to meet its obligations pursuant to this Agreement, BAM shall grant an exclusive license to TBD for the manufacture of Product Lines in Mexico. In the case of such a license, BAM shall be entitled to a royalty from TBD in an amount equivalent to eighty per cent (80%) of the difference of the cost to TBD of purchasing Product Lines directly from BAM and purchasing the Product Lines from a toll manufacturer of TBD’s exclusive choice. In other words, TBD shall pay to BAM a royalty equivalent to eighty per cent (80%) of its savings in cost. If TBD elects to manufacture Product Lines on its own, then TBD and BAM shall work in good faith to ensure that the spirit of this costs savings split is preserved, taking into account the set up costs and other factors.

15.       Resolution of Disputes.

(a)     Governing Law, Forum. All questions concerning this Agreement, the rights and obligations of the Parties, the enforcement thereof, and the validity, effect, interpretation and construction thereof, shall be governed by and determined under the internal laws of the State of Florida. The forum for the resolution of any dispute related to this Agreement in state court or federal court shall be Palm Beach County, Florida, U.S.A. TBD waives any objection to personal jurisdiction and venue in any federal or state court located in Palm Beach County, Florida. TBD also waives personal service of process and hereby consents to service via certified delivery from any postal carrier or private delivery service.

(b)     Attorney Fees. If any dispute between BAM and TBD should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action.

16.       Notices. All notices and other communication required or permitted under this Agreement shall be in writing and given by personal delivery or first class mail, postage prepaid, or electronically to each Party to the address as provided in the Terms Rider.

TBD Initials: ____ ____ ____	BAM Initials: ____

17.      Independent Contractor

The Parties hereto shall act in all matters pertaining to this Agreement as an independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto. This Agreement shall not be construed to authorize either Party hereto to act as agent of the other Party or to authorize either Party to assume or create any obligations on behalf of the other Party.

18.      Confidential Information

This Section 18 is intended to be a mutual provision protecting each Party, as the disclosing Party, with respect to all confidential information it may provide to the other Party, as the receiving Party, in furtherance of the purposes of this Agreement. All information previously acquired or acquired by a Party (such term of purposes of this section 18 to include all affiliates of the Party) or any affiliate thereof, during the term of this Agreement, relating directly or indirectly to the present or potential business, operations, corporate or financial situation of the other Party, or to know-how, improvements, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists, capitalization and financial information is confidential and shall be held in trust by the receiving Party for the exclusive benefit of the disclosing Party. The receiving Party and its affiliates shall not use such information except for appropriate purposes under this Agreement. Confidential information shall be immediately returned to the disclosing Party upon its request, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the possession or under the control of the receiving Party or any of its affiliates and any computer entries or the like relating thereto shall be destroyed (except and to the extent that such computer entries are in non-readable form in back-up or archive form, in which case the receiving Party may leave those entries as part of a non-readable back-up, with the understanding and agreement that the obligations of non-disclosure and non-use provided by this Section 18 continue with respect to those archive materials). The obligation of non-disclosure and non-use herein shall survive termination of this Agreement. This section 18 shall not apply with respect to any portion of the disclosing Party's information that:

a.

was already in the receiving Party’s possession at the time of receipt by the receiving Party, as evidenced by written documents predating the date of this Agreement or was developed by the receiving Party;

b.

is public knowledge at the time of its disclosure to the receiving Party by the disclosing Party, or becomes public knowledge after its disclosure to the receiving Party by the disclosing Party, through no act or omission by the receiving Party or on its behalf;

c.	is lawfully disclosed or made available to the receiving Party by a third party having no obligation to the disclosing Party to maintain the confidentiality of such information; or

d.

is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving Party (but only to the extent so required) and following reasonable written notice by the receiving Party to the disclosing Party of the requirement prior to disclosure.

TBD Initials: ____ ____ ____	BAM Initials: ____

19.     Ratification. The Parties agree that as soon as practicable after the establishment of TBD, that they will take necessary action to unanimously direct TBD to ratify all applicable terms of this Agreement. The Parties will cause TBD to accept an assignment of this Agreement, assume all liabilities, rights, and responsibilities under this Agreement, and replace the Lichtinger Group (which has entered into this Agreement on TBD’s behalf, in the interests of time) as the party under the agreement, after which the Lichtinger Group will have no further rights, duties, or responsibilities under this Agreement, so long as the first Milestone Payment is made, in accordance with Section 3(i) of this Agreement.

20.     Entire Agreement. This Agreement constitutes the complete understanding between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, communications, representations, promises and statements, whether between the Parties or between their affiliated corporations and their employees, agents and representatives are merged herein.

21.     No Assignment. TBD does not have the power to assign its rights under this Agreement, directly or indirectly, by operation of law or otherwise, except with the prior written consent of BAM. Any such assignment shall be void.

22.     Counterparts. The Parties may execute this Agreement in counterparts, each of which when executed is deemed to be an original, but all of which together constitute one and the same Agreement. This Agreement may be delivered by facsimile or electronic (pdf) transmission, and facsimile or pdf or executed signature pages shall be as binding as the originals.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives and is effective immediately upon execution.

BAM Agricultural Solutions, Inc.

By:	______________________	By:	______________________
	Pedro Lichtinger Waisman		Harvey Kaye, Director
	February ___, 2018		February ___, 2018

By:	______________________
Isaac Lichtinger Waisman
	February ___, 2018	Zero Gravity Solutions, Inc.

		By:	______________________
By:	______________________		Harvey Kaye, Chairman
	Victor Lichtinger Waisman		February ___, 2018
February ___, 2018